Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-278979

PROSPECTUS  SUPPLEMENT NO. 2

(to prospectus dated May 13, 2024)

MultiSensor AI Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated May 13, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278979).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on June 4, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “MSAI” and “MSAIW,” respectively. On June 4, 2024, the closing price of our Common Stock was $2.13 and the closing price of our Warrants was $0.0495.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2024

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40916 (Commission File Number)	86-3938682 (I.R.S. Employer Identification No.)

2105 West Cardinal Drive Beaumont, Texas		77705
(Address of principal executive offices)		(Zip Code)

(866) 861-0788

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	MSAI	The NASDAQ Stock Market LLC
Warrants to purchase common stock	MSAIW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On June 3, 2024, the MultiSensor AI Holdings, Inc. (the “Company”) received written notification from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has demonstrated compliance with the Nasdaq continued listing criteria. Accordingly, the Company will be removed from the list published by Nasdaq of companies that are noncompliant with its continued listing standards.

As previously disclosed, on March 21, 2024, the Company appealed certain determinations made by the Nasdaq Listing Qualifications Department that the Company had failed to comply with listing standards for The Nasdaq Global Market. That appeal was heard by a Nasdaq Hearings Panel (the “Panel”). Subsequent to the hearing, the Company requested a transfer of its listing from The Nasdaq Global Market to The Nasdaq Capital Market, which was granted, subject to the Company filing a Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 that demonstrated compliance with the Nasdaq Capital Market continued listing standard of a minimum of $2.5 million of stockholders equity set forth in Nasdaq Listing Rule 5550(b)(1). The Company reported stockholders’ equity of $1,361,000 in its Quarterly Report on Form 10-Q for the period ended March 31, 2024 filed on May 15, 2024 (the “Quarterly Report”), but the Company also demonstrated in that Quarterly Report that following a number of capital transactions completed by the Company after the close of the March 31, 2024 quarter the Company had in excess of $2.5 million in stockholders’ equity on a pro forma, as adjusted basis. See Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Recent Developments with Capital Structure” in the Quarterly Report. On June 3, 2024, the Panel notified the Company that the Company had demonstrated compliance with the stockholders’ equity requirement, as set forth in the Equity Rule. The Company’s appeal has been successfully concluded.

The Company will be subject to a “Mandatory Panel Monitor” as that term is defined in Nasdaq Listing Rule 5815(d)(4)(B), through June 3, 2025.

Item 9.01.	Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit No.	Description
99.1	Press release dated June 4, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MultiSensor AI Holdings, Inc.

Date: June 4, 2024	By:	/s/ Peter Baird
	Name:	Peter Baird
	Title:	Chief Financial Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE

MultiSensor AI Announces Compliance With Nasdaq Continued Listing Criteria

Houston, Texas, June 4, 2024 – MultiSensor AI Holdings, Inc. (Nasdaq: MSAI, MSAIW), a pioneer in AI-powered industrial condition-based maintenance and process control solutions, today announced that it received written notification from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has demonstrated compliance with the Nasdaq continued listing criteria. Accordingly, the Company will be removed from the list of companies published by Nasdaq that are noncompliant with its continued listing standards.

For further information regarding Nasdaq’s determination see the Current Report on Form 8-K filed by the Company today.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” or their negatives or variations of these words, or similar expressions. All statements contained in this Current Report that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s ability to satisfy the listing criteria of Nasdaq. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, the risk that we and our current and future collaborators are unable to successfully develop and commercialize our products or services, or experience significant delays in doing so; the risk that we may never achieve or sustain profitability; the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all; the risk that we experience difficulties in managing our expected growth and expanding operations; the risk that third party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that we are unable to secure or protect our intellectual property; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties discussed under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 29, 2024, and the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2024. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

About MultiSensor AI (MSAI)

MultiSensor AI provides turnkey condition-based maintenance and process control solutions, which combine cutting edge imaging and sensing technologies with AI-powered enterprise software. Powered by AWS, MSAI's software leverages a continuous stream of data from thermal imaging, visible imaging, acoustic imaging, vibration sensing, and laser sensing devices to provide comprehensive, real-time condition monitoring for a customer's critical assets, processes, and manufactured outputs. This full-stack solution measures heat, vision, vibration, and gas in the surrounding environment, helping companies gain predictive insights to better manage their asset reliability and manufacturing processes. MSAI Cloud and MSAI Edge software solutions are deployed by customers to protect critical assets across a wide range of industries including distribution & logistics, manufacturing, utilities, and oil & gas.

For more information, please visit https://www.multisensorai.com

Media Contact:
MultiSensor AI
Andrew Klobucar
Director of Marketing
andrew.klobucar@multisensorai.com

Investor Contact:
Alpha IR Group
Mike Cummings or Griffin Morris
MSAI@alpha-ir.com